BDO Dunwoody LLP	600 Cathedral Place
Chartered Accountants	925 West Georgia Street
Vancouver, BC, Canada V6C 3L2
Telephone: (604) 688-5421
Telefax: (604) 688-5132
E-mail: vancouver@bdo.ca
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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Form S-1 Registration Statement of our report dated November 10, 2008 relating to the financial statements of Yellowcake Mining Inc. (“the Company”) which is contained in Prospectus. Our report contains an explanatory paragraph regarding Company's ability to continue as a going concern and additional comments regarding the restatement to correct errors in the accounting for stock based compensation.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Dunwoody LLP

Chartered Accountants

Vancouver, Canada
December 8, 2008